Exhibit 10.1

[**] Certain confidential information contained in this document, marked by brackets and asterisks, has been omitted and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXCLUSIVE FEDERAL GOVERNMENT RESELLER AND BUSINESS CHANNEL SERVICES AGREEMENT

WHEREAS, Enteromedics, Inc. (“Manufacturer”), with primary offices located in St. Paul, MN, produces and markets the products collectively listed in Exhibit A hereto (“the Products”) to commercial and non-Government institutional customers;

WHEREAS, Academy Medical LLC (“Reseller”), a Service-Disabled Veteran-Owned Small Business located in West Palm Beach, Florida, has substantial experience in the establishment, operation and maintenance of effective sales channels, contract vehicles and business protocols to promote the sale of products to the United States Federal Government, with principal focus on Federal Government customers of medical products and supplies;

WHEREAS, Manufacturer now desires to engage Reseller as its exclusive Federal Government business channel partner to provide sales support services, customer liaison services, federal contract acquisition and management services, order processing services and other value added logistical support services to enable the sale of the Products to Federal Government customers; and

WHEREAS, Reseller now desires to accept Manufacturer’s appointment as its exclusive Federal Government business channel partner to provide for the sale of the Products to Federal Government customers.

NOW THEREFORE, Manufacturer and Reseller hereby agree as follows effective this 25 day of April, 2016:

1.	DEFINITIONS

A. The term “Product” means any product identified in Exhibit A. Product additions to Exhibit A may be made upon mutual agreement between Manufacturer and Reseller as may be required to fulfill the terms and obligations hereunder.

B. The term “Customer” means any entity authorized by law or contract to purchase products for use by Federal Government entities. Customers include the following:

i. All Federal Government entities accounts in the United States and U.S. Territories, including without limitation the United States Department of Defense, Department of Veterans Affairs, Department of Homeland Security, Indian Health Services, and Department of Health and Human Services and their respective sub-agencies and facilities; and

ii. All Prime Vendors or other parties authorized by contract or other written authorization to procure supplies on behalf of Federal Government entities;

C. The term “Net Sales” means the invoice price of the product purchased by Reseller from Manufacturer. Net Sales do not include (i) shipping, handling, freight charges, or insurance paid by or on behalf of Manufacturer in connection with shipment or delivery; or (ii) duties and taxes, or any other governmental charges levied on or measured by the invoiced amount, whether absorbed by the billing party or paid by the billed party.

D. The term “Shipment Date” means the date that Manufacturer ships any Manufacturer Product ordered by Reseller.

E. The term “Term” means the period of one(1) year from the date of execution of this Agreement during which time the terms of this Agreement shall be binding on all parties. This Agreement shall automatically renew each year thereafter for successive one (1) year periods (each renewal period defined as a “Renewal Term”) unless this Agreement is earlier terminated as provided herein. All references in this Agreement to the “Term” shall refer to the “Initial Term” and all “Renewal Terms.”

2.	APPOINTMENT AS EXCLUSIVE RESELLER

A. Manufacturer hereby appoints Reseller as its exclusive representative for purposes of receiving and processing orders to sell the Products to Customers.

B. In furtherance of this Agreement, Reseller has or shall acquire and maintain appropriate contract vehicles to facilitate the sale of the Products to Customers. These contract vehicles will include Department of Veterans Affairs (VA) Federal Supply Schedule (FSS) contracts and Department of Defense (DOD) Distribution and Pricing Agreements (DAPA) or E-Catalog (E-Cat) contracts applicable to the Products.

C. The parties hereby agree and acknowledge that sales to the Customers may be accomplished by the following means:

i. Orders placed against FSS and VA Strategic Acquisition Center (SAC) contracts maintained by Reseller, as well as Blanket Purchase Agreements entered into under the terms of one or more FSS or SAC contracts maintained by Reseller;

ii. Orders placed against DOD DAPAs or E-Cat Contracts maintained by; and

iii. Open market orders placed by government Customers unrelated to a pre-existing contract; and

The parties agree that all such orders shall be processed for delivery and payment through Reseller.

D. To facilitate Reseller’s acquisition and maintenance of appropriate contract vehicles, Manufacturer agrees to provide Reseller, upon request, with letters of commitment, product descriptions, price lists, commercial warranty terms, country of origin information and other information terms as may be requested of Reseller by Customers. Manufacturer further agrees to update and supplement this information when requested.

E. In establishing and maintaining contract vehicles for the Products, and accepting and processing orders for Products, Reseller expressly agrees to comply with any policy, terms, and conditions adopted by Manufacturer for the sale and distribution of the Product to commercial customers, including any policy concerning the distribution, handling, promotion, marketing, sale, resale, warranties, or returns of Manufacturer Products (“Manufacturer Policies”). Manufacturer shall provide Reseller with all such Manufacturer Policies within either fifteen (15) days of the execution of this Agreement or within fifteen (15) days of the addition of new Products under this Agreement.

F. Reseller expressly agrees to service all customer requirements in a commercially reasonable manner, subject to this Agreement’s terms and conditions.

3.	FEDERAL BUSINESS CHANNEL SERVICE TERM

A. Pricing

i. The pricing of Products under this Agreement reflect the price to be remitted to Manufacturer by Reseller in response to orders for Products placed by Customers. The initial prices for the Products are set forth in Exhibit A hereto.

ii. Such pricing is inclusive of the following:

(a) Packaging, boxing, palletizing, shipping, and storage in accordance with Manufacturer’ standard practices in effect at the time of shipment;

(b) Special packing or handling established on individual orders as agreed to by Manufacturer at the time of order placement;

(c) Delivery to the Customer at the Customer’s specified location; and

(d) All federal, state or local sale or excise taxes or other surcharges applicable to the Products.

iii. Manufacturer may increase prices under this Agreement provided that: (a) such price increases are consistent with price increases Manufacturer has established with its commercial distributors and resellers and (b) Reseller is provided ninety (90) days advance notice of such increases so as to affect pricing increases under its applicable contracts with government Customers. In the event that Reseller is unable to obtain a price increase for a Product under such contracts, the Parties agree that Reseller may delete the product from such contract.

B. Order Processing

i. Reseller maintains a robust e-commerce program for the placement and fulfillment of orders. Sales will be initiated by means of orders placed by Customers with Reseller. Upon receipt, Reseller will input the order into its e-commerce program for electronic transmission to Manufacturer. As Reseller typically has no more than five calendar days to acknowledge or decline such orders, Manufacturer shall acknowledge or decline all such orders within two calendar days or one business day, whichever is longer, of receipt of the order from Reseller. All orders not declined within these time limits will be deemed accepted by Manufacturer.

ii. Acceptance of an order transmitted by Reseller shall obligate Manufacturer to ship the product to the Customer within its standard delivery time as communicated to Reseller as a part of its Manufacturer policies. In the event that the Customer requires more rapid delivery of Product, Manufacturer will inform Reseller of the additional charges associated with the accelerated delivery requested by the Customer to enable Reseller to obtain Customer approval of such additional delivery charges.

iii. In the event delivery to the Customer will be delayed, Manufacturer shall promptly notify Reseller of the delay and the expected delivery date to enable Reseller to communicate the delay and revised delivery schedule to the customer. In the event the Customer elects to cancel an order because of a proposed delivery delay, the order shall be canceled at no cost to Reseller or the Customer.

iv. Upon shipment of product to the Customer, Manufacturer shall notify Reseller through Resellers e-commerce system to enable Reseller to confirm delivery to and acceptance by the Customer.

C. Invoicing. Manufacturer will invoice Reseller when Reseller Purchase Order is received and product is shipped. The invoice amount shall reflect the prices set forth in Exhibit A or any amendments thereto, and any special shipping charges agreed to by the Customer.

D. Payment Terms. Terms of payment will be Net 30 from date of invoice, unless Customer has declined acceptance of Product or has voiced other concerns related to the Product.

The terms set forth in this Agreement shall apply to each order by a Reseller, whether such order is communicated by telephone, facsimile, or through electronic order entry, or any other method, or whether reference is made to this Agreement.

E. Shipping. Manufacturer shall be responsible for selecting the method of shipment and all associated freight costs thereon be included in pricing attached in Exhibit A., except that emergency or overnight shipment requests by Customer will be paid by Reseller after confirmation of the additional shipping costs by the Customer.

F. Production. Manufacturer shall not be excused from performance under this Agreement in the event acts which may frustrate the purpose of this Agreement or ability to perform under its terms, provided such acts are within Manufacturer control. Additionally, if production, delivery, or distribution is delayed for any reason not the fault of Reseller, Manufacturer shall take all reasonable measures to assure fulfillment and shall be solely liable for any additional costs of fulfillment and the costs of capital. Manufacturer shall, at all times, maintain a plan for continued performance under this contract in the face of delays or impediments to fulfillment due to acts of God and shall, upon receipt of request from Reseller, provide Reseller with specifics of said plan for which Reseller may inspect and become familiar, but in the event such acts impair Manufacturer’s ability to perform, Manufacturer will be excused from performance.

G. Reseller’s Representations & Continuing Obligations

i. Reseller hereby represents and warrants to Manufacturer that (i) neither its entering nor performing this Agreement will violate any right of or breach any obligation to any third party under any agreement or arrangement between Reseller and such third party, (ii) Reseller has all licenses, permits, authorizations and approvals that are necessary for the conduct of its business in the Territory; and (iii) neither this Agreement (or any term hereof) nor the performance of or exercise of rights under this Agreement by either Party is contrary to, in conflict with, ineffective under, or violates any applicable law or regulation including, without limitation, the federal anti-kickback statute (42 U.S.C. §1320a-7b(b)(2)), the federal prohibition on self-referrals or Stark Law (42 U.S.C. §1395nn), or any other similar federal or state statute or any applicable regulations promulgated thereunder.

ii. Reseller shall not make any claims or representations concerning the Products that are inconsistent with those made by Manufacturer.

H. Manufacturer’s Continuing Obligations

i. Manufacturer agrees to send all Product notices, as well as notices of any other changes affecting the Products and notices of new Products, to Reseller. Manufacturer shall notify Reseller, in writing and no later than the date of execution of this Agreement, of the names of those Products which contain latex, carcinogens, DEHP or 2 di-ethyl hexyl phthalate, halogenated organic flame retardants, lead, mercury, persistent bioaccumulative toxins, PVC or polyvinyl chloride, reproductive toxins and any Product(s) designed specifically for pediatric applications.

ii. Manufacturer shall notify Reseller in writing and within three (3) days after becoming aware of any patient safety issue involving the Products. If any Product or any of its components is subject to recall as that term is defined under 21 C.F.R. Part 7, or a voluntary recall by Manufacturer or is subject to an FDA-initiated court action for removing or correcting violative, distributed products or components (any of the foregoing being referred to as a “Recall”), Manufacturer shall notify Reseller within twenty-four (24) hours after becoming aware of any such recall or after Manufacturer provides notice of the Recall to the FDA. To the extent any such Recall precludes Manufacturer from supplying any Products under this Agreement, any compliance requirements or purchase requirements under this Agreement or any facility agreement between any Reseller and Manufacturer related to such Products shall not be effective for as long a Manufacturer is unable to supply such Products. If any Product pricing is dependent upon Reseller meeting compliance or purchase volume requirements for designated Products, Reseller pricing will not change for failure to meet the compliance or purchase requirements during the time period when Manufacturer is unable to provide said designated Products.

I. Returns. Reseller shall have the right to return to Manufacturer any Product that does not comply with the warranties expressed herein. Furthermore, Reseller shall have the right to return to Manufacturer Products or any components therein which are subject to a Recall, regardless of whether actual return of the Products or components to Manufacturer is required, recommended, or suggested by the Recall, in which case Manufacturer shall pay all freight costs incurred for the return of each affected Product and shall reimburse Reseller for original costs, including freight, in acquiring each affected Product.

J. Resale Prices. Reseller may set the resale prices for any Manufacturer Product purchased from Manufacturer pursuant to this Agreement. By signing this Agreement, Reseller unequivocally acknowledges that it has not, and will not, enter into any written or oral agreement with Manufacturer concerning the amount that Reseller charges to its customers for any Manufacturer Product. Nothing in this Agreement shall prevent Manufacturer from unilaterally adopting, announcing, and following any resale pricing policy, suggested resale pricing policy, or minimum advertised pricing policy.

4.	TRADEMARK USAGE & INTELLECTUAL PROPERTY

A. Reseller shall have the limited right to use the trademarks, service marks and trade names associated with the Products in marketing the Products in the Territory, subject to Manufacturer’s prior written authorization of all such use, and where the Trademark is registered and a “TM” elsewhere. This limited right is limited to the Territory.

B. All use of the Manufacturer intellectual property, including without limitation any goodwill arising there from shall inure to Manufacturer’s sole benefit.

C. Reseller agrees not to register, attempt to register or use or attempt to use, directly or indirectly, any trademark, service mark or trade names that are confusingly similar to Manufacturer.

D. Manufacturer agrees that it shall be solely liable for the protection of the intellectual property rights that arise under this Agreement and the intellectual property rights of third parties in fulfilling the terms of this Agreement.

5.	TERMINATION

A. This Agreement may be terminated for cause by either party or without cause by each respective party as provided below:

1.	Termination for Cause by Either Party: Either party hereto may terminate this Agreement, with cause as follows:

a.	The failure of the non-terminating party to fail to perform any of the obligations in this Agreement (unless such failure is caused by a material act or omission by the other party) and such failure shall continue for a period of thirty (30) days after written notice thereof;

b.	The non-terminating party shall become insolvent, file a voluntary petition under any law relating to bankruptcy or insolvency, or shall become unable to pay its debts when due; or

c.	The exclusion of the non-terminating party from participation in federal health care programs or their suspension or debarment from federal contracting programs.

2.	Termination without Cause by Manufacturer: Manufacturer may terminate this Agreement, without cause, upon providing sixty (60) days’ written notice to Reseller prior to the expiration of the Initial Term or any Renewal Term, subject to the following:

a.	If Manufacturer terminates this Agreement without cause prior to, during, or after the first Renewal Term, Manufacturer shall pay to Reseller a Fee of ten percent (10%) of the gross sales of the Products distributed by Reseller for the immediately preceding twelve (12) months.

b.	If Manufacturer asserts a termination for cause that is later determined to have been without cause, the above termination fees shall be owed by Manufacturer to Reseller.

3.	Termination without Cause by Reseller: Reseller may terminate this Agreement, without cause, upon providing one hundred eighty (180) days’ notice to Manufacturer prior to its desired termination date, or the expiration date of the initial Term or any Renewal Term, which ever period is longer.

The effective date of the termination shall be the later of the date specified in the termination notice specified by this paragraph or 30 days following such notice (the “Termination Date”).

B. Upon notice of termination, Reseller may not make additional purchases from Manufacturer during the (30) day notice period, except in an amount not exceeding the average monthly purchase for the preceding three months prior to the notice of termination. Reseller shall not resell any Manufacturer Product to any person or entity for any reason after the Termination Date.

C. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been properly given when delivered in person or by courier or three (3) days after mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to Manufacturer:	Enteromedics

2800 Patton Road

St. Paul, MN 55113

If to Reseller:	Academy Medical, LLC

8120 Belvedere Rd. #3

W. Palm Beach, FL 33411

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

6.	INDEMNIFICATION

A. Except as to negligent acts of the Reseller, Manufacturer shall defend and indemnify Reseller from and against all suits, claims, liabilities, fines, expenses, damages, penalties, judgments, reasonable attorneys’ fees, and expenses arising out of or related to any (i) failure by Manufacturer to comply with applicable statutory or regulatory requirements, (ii) Product defect, or (iii) Product recall, (iv) Manufacturer’s infringement of third-party patent and misappropriation of third party intellectual property rights, or (iv) any alleged injury suffered by an end-user of the Product arising out of, incident, related to Reseller’s fitting of, treatment of, or written instructions regarding Product use to the end-user pursuant of Manufacturer recommendations of use.

B. Reseller shall defend and indemnify Manufacturer from and against all suits, claims, liabilities, fines, expenses, damages, penalties, judgments, reasonable attorneys’ fees, and expenses arising out of or related to (i) any negligent or intentional act or omission of Reseller or any employee, officer, director, shareholder, affiliate or other person engaged or hired by Reseller, including but not limited to any material breach of this Agreement by Reseller, or by any of its employees, officers, directors, shareholders, affiliates or other persons engaged or hired by Reseller, (ii) the making of any representations or warranties by Reseller with respect to the Products not expressly authorized by this Agreement or by Manufacturer in writing, or (iii) the infringement by Reseller of the intellectual property or other proprietary rights of any third party, or the violation or misappropriation of any of the proprietary rights of Manufacturer.

7.	ADDITIONAL TERMS

A. Compliance with Laws. Each party agrees to comply with all applicable Federal laws affecting this Agreement and its performance, and any similar state laws and regulations. Each party shall obtain and maintain all registrations with governmental agencies, commercial registries, or any other offices that may be required under local law to perform its obligations under this Agreement.

B. Non-compete. By signing this Agreement, Reseller affirms that it is not bound by any non-compete or other contractual arrangements that would prevent it from selling the Products, or otherwise complying with the terms of this Agreement.

C. Insurance. Manufacturer agrees to maintain adequate and appropriate insurance coverage throughout the term of this Agreement at its own expense for (i) commercial general liability insurance for bodily injury, death and property loss (ii) product liability policy with limits of liability in the minimum amount of five hundred thousand dollars ($500,000) per occurrence and 3 million dollars ($3,000,000) in the annual aggregate. Manufacturer agrees to apply coverage to Reseller for claims, lawsuits or damages arising out of Manufacturer performance under this Agreement. Manufacturer shall provide Reseller with a certificate of insurance naming Reseller as an additional insured on its product liability policy prior to the execution of this Agreement. Reseller shall have no obligation to obtain or maintain such insurance. Reseller agrees to maintain adequate and appropriate insurance coverage throughout the term of this Agreement at its own expense for (i) property loss associated with the consigned inventory. Reseller shall provide Manufacturer with a certificate of insurance naming Manufacturer as a loss payee on its property insurance associated with the consigned inventory.

D. Jurisdiction and Dispute Resolution. This Agreement shall be governed by Delaware law, excluding its conflict of law principles. Any action arising out of or relating to this Agreement shall be brought exclusively in the federal and state courts located in Delaware. The prevailing party in any arbitration or suit shall be entitled to its reasonable attorney fees.

8.	MISCELLANEOUS

A. Interpretation. The parties acknowledge that each has had an opportunity to have its counsel review and revise this Agreement and that any rule of law or legal decision that would require interpretation of any claimed ambiguity against the party drafting it shall have no application to this Agreement and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effectuate the intent of the parties.

B. Entire Agreement. Amendment. This Agreement contains the entire agreement of the parties, and supersedes any other existing agreements, representations or promises regarding the same subject matter, whether verbal or written. This Agreement may not be modified except through a writing that is signed by both parties.

C. Binding Effect. No Assignment. This Agreement is binding upon and inures to the benefit of the parties, their respective heirs, executors, administrators, successors and assigns. Neither party may assign this Agreement or subcontract any of its obligations without the prior written consent of the other party, which consent may not be unreasonably withheld.

D. Waiver of Breach. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion is not considered a waiver of said term, nor does it deprive such party of the right thereafter to enforce said term or any other term of this Agreement.

E. Severability. If any provision of this Agreement is found to be invalid or illegal for any reason whatsoever, then notwithstanding such invalidity or illegality, the remaining terms and provisions of this Agreement will remain in full force and effect in the same manner as if the invalid or illegal provisions had not been contained herein.

F. Counterparts. Facsimile Signatures. This Agreement may be executed in multiple counterparts and so executed will constitute one agreement, binding on all parties, even though all parties are not signatories to the original or same counterpart. Any counterpart of this Agreement will for all purposes be deemed a fully executed instrument. Facsimile signatures shall be as effective as original signatures.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Enteromedics, Inc.	Academy Medical, LLC

/s/ Greg Lea	/s/ W. Kirkland Alexander

Name: Greg Lea	Name: W. Kirkland Alexander

Title: Chief Financial Officer	Title: Chief Operating Officer

Date:	Date: 5/6/2016

Exhibit A – PRODUCTS AND PRICING

[**]

[**] Certain confidential information contained in this exhibit, marked by brackets and asterisks, has been omitted and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit B – MSPV REPRESENTATION DISTRIBUTORSHIP AGREEMENT

This Agreement is made effective April 25, 2016 (“Effective Date”) by and between Enteromedics, Inc. (“Company”) and Academy Medical, LLC, a Florida limited liability company (“Distributor”). The Company and Distributors are sometimes referred to as the “Parties”, and each individually is a “Party”.

For Distributor to contract with various Medical Surgical Prime Vendors (MSPVs), Company makes the additional representations and gives Distributor permission to make such representations on its behalf for the purposes of contracting with various MSPVs.

Company and Distributor hereby acknowledge that their Distributorship Agreement (“Agreement”) dated April 25, 2016, is hereby amended as follows to add the following representations.

1. Company representations. Company represents, warrants and covenants:

a. Company has the full right, power, and corporate authority to enter into this Agreement and to make the promises set forth in this Agreement, and there are no outstanding agreements, assignments, licenses, liens or encumbrances of any kind in existence that are either inconsistent with the provisions of this Agreement or would affect Company’s ability to perform its obligations hereunder.

b. No actions are threatened or pending before any court, Governmental Authority, or other tribunal of any kind, relating to the Product that would affect Company’s ability to perform its obligations hereunder. For purposes of this Agreement, “Governmental Authority” shall mean any supranational, national, provincial, regional, state, or local governmental or regulatory authority, agency, or other body with regulatory or legal jurisdiction over Company and/or the manufacture and sale of the Products, in the form of laws, statutes, regulations, or guidance documents; including but not limited to the United States FDA and Health Canada.

c. Company affirms that Products do not infringe on the intellectual property rights of any third party.

d. That Company, its employees, agents or representatives performing services or supplying Products, parts, or raw materials in connection with the Products and/or this Agreement, are not now nor have ever been: (i) convicted of a criminal offense related to health care; or (ii) excluded, debarred, or otherwise ineligible for participation in a U.S. “Federal health care program” as defined in 42 U.S.C. §1320a-7b(f) (or any applicable successor statutory section) or in any other government payment program. Company hereby further certifies that it will immediately notify Academy Medical upon its receipt of any indication, whether or not official, that Company, its employees, agents or representatives performing services or supplying Products, parts, or raw materials in connection with the Products and/or this Agreement, shall be excluded from any U.S. Federal health care program, as defined above, for any reason during the Term. Company further certifies to Academy Medical that (i) to the best of its knowledge, it has no knowledge of any circumstances which may affect the accuracy of the foregoing representations, including, without limitation, FDA investigations of, or debarment proceedings against Company or any person or entity performing services or rendering assistance which is in any way related to activities taken pursuant to this Agreement; and (ii) Company will immediately notify Academy Medical in writing, via certified or registered mail, if it becomes aware of any such circumstances described in this Section at any time during the Term.

e. That all Product claims that it makes with respect to the Products in its advertising and marketing materials, including any Product claims which are reviewed and approved by Company at Academy Medical’s requests conform to all current federal and state regulations, based on FDA submissions and all regulatory considerations that may be applicable to the Product. Company is responsible for assuring that all claims, features, specifications, technical details and benefits are stated without exaggeration and with fair balance and truthfully reflect the capabilities of the Product. If applicable, Company will have appropriate substantiation on file to support Product claims.

f. The Products will comply with the provisions set forth in the Continuing Guaranty attached hereto as Schedule A, the terms and conditions of which are made part hereof to the extent consistent with the terms set out in the body of this Agreement.

No other portion of the Agreement is modified.

IN WITNESS HEREOF, the Parties hereto have executed this Agreement effective as of the Effective Date.

COMPANY:	Enteromedics, Inc.

	By:	/s/ Greg Lea
Name: Greg Lea
Title: Chief Financial Officer

DISTRIBUTOR:	Academy Medical, LLC A Florida Limited Liability Company

	By:	/s/ W. Kirkland Alexander
Name: W. Kirkland Alexander
Title: Chief Operating Officer

Schedule A– CONTINUING GUARANTY

1. Compliance with Laws and Product Warranty: Company specifically represents, warrants, and guarantees that each product shipped, (A) as of the date of shipment: (i) is not adulterated or misbranded within the meaning of the U.S. Federal Food, Drug, and Cosmetic Act, as amended and the regulations issued thereunder (“Act”); (ii) is free from defects in design, workmanship and materials, and (iii) has been manufactured, packaged, labeled, and stored in compliance and in accordance with: (a) the applicable product specifications, including not containing any material other than those specifically listed in the product specification; and (b) all applicable local, state, federal and national laws, regulation, rules, guidelines and procedures, including but not limited to the Act and standards relating to current good manufacturing practices for the products; and (B) will as of the date of shipment and continuing until the expiration date of each product (as indicated on the product’s label or inserts) or useful life, if the product does not have an expiration date: (i) conform to the applicable product specifications, and (ii) meet or exceed the claims made by the Company for the products. Company shall provide Academy Medical with additional certifications of Company’s compliance with the representations and warranties set forth herein as Academy Medical may from time to time reasonably request to fulfill its obligations as a government contractor.

2. Indemnification: Company agrees to defend, indemnify and hold harmless Academy Medical, its directors, officers, employees, representatives, agents and/or affiliated entities from any liability, loss, expense, cost, claim or judgment (including attorney fees), arising out of: (A) any claim where the product is alleged to have caused or contributed to the damages, injuries or death, provided that this indemnification does not extend to injuries, damages or death to the extent caused by gross negligence or reckless disregard on the part of Academy Medical or any of its employees; (B) a breach of any representation, warranty, or covenant in any product and/or distribution agreement between Academy Medical and Company; and (C) any claim that the products infringe the patent, trademark or other proprietary rights of any other party.

3. Corrective Actions and Product Complaints: Notwithstanding any provision in any agreement to the contrary, if Company’s product is subject to a product corrective action (including field corrective action, recall, destruction, or hold), and provided the product corrective action was not caused by Academy Medical’s gross negligence, recklessness, or willful misconduct, then Company shall be responsible for reimbursing Academy Medical for all costs and expenses associated with the product corrective action, including, but not limited to: inspection, testing, market withdrawal, communications, labor, shipping, transportation, penalties, fines, and the replacement costs of finished goods and work-in-process in which Company’s product was included and/or incorporated. Company shall be responsible for notifying the appropriate federal, state and local authorities of any customer complaints or other occurrences regarding the Products which are required to be so reported, evaluating all complaints and responding to Academy Medical in writing on the resolution of any complaints from Academy Medical or its customers.

4. Survival of Guaranty: This guaranty shall be continuing and shall be binding upon the Company and his or its heirs, executors, administrators, successors and/or assigns and shall inure to the benefit of Academy Medical, its successors and assigns and to the benefit of its officers, directors, agents and employees.

Effective Date: April 25, 2016

COMPANY:	Enteromedics, Inc.

	By:	/s/ Greg Lea
Name: Greg Lea
Title: Chief Financial Officer

[**] Certain confidential information contained in this document, marked by brackets and asterisks, has been omitted and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

MODIFICATION TO

RESELLER AND BUSINESS CHANNEL SERVICES AGREEMENT

DATED APRIL 25, 2016

This modification Agreement is made effective July 26, 2016 (“Effective Date”) by and between Enteromedics, Inc. (“Company”) and Academy Medical, LLC, a Florida limited liability company (“Distributor”). The Company and Distributors are sometimes referred to as the “Parties”, and each individually is a “Party”.

Company and Distributor hereby acknowledge that their Reseller and Business Channel Services Agreement (“Agreement”) dated April 25, 2016, is hereby amended as follows.

1. “Exhibit A” is replaced with “Exhibit A Revised 07/26/2016” below.

No other portion of the Agreement is modified.

IN WITNESS HEREOF, the Parties herto have executed this Agreement effective as of the Effective Date.

COMPANY:	Enteromedics, Inc.

By: /s/ Greg Lea

Name: Greg Lea

Title:   Chief Financial Officer

DISTRIBUTOR:	Academy Medical, LLC

A Florida Limited Liability Company

By: /s/ W. Kirkland Alexander

Name: W. Kirkland Alexander

Title:   Chief Operating Officer

Exhibit A Revised 7/26/16 – PRODUCTS AND PRICING

EnteroMedics, Inc.

Negotiated Pricing GOVERNMENT DISTRIBUTOR AGREEMENT

Currency – USD

[**]

[**] Certain confidential information contained in this exhibit, marked by brackets and asterisks, has been omitted and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.